[GRAPHIC] Anchor Lamina Inc.

Code of Business Conduct and Ethics

Our Values:

Act with Respect

Be Fair

Strive for Understanding

Tell the Truth

Encourage Learning

Introduction

The following Code of Business Conduct and Ethics (the “Code”) reflects Anchor Lamina Inc.’s (“the Company”) commitment to uncompromising integrity at all levels of the organization and in all of its business relationships and transactions. Towards that end, the standards of conduct that follow will be enforced at all organizational levels. Any person within the Company or any of its consolidated subsidiaries who violates them will be subject to prompt and appropriate disciplinary action, up to and including possible discharge. Each person within the Company also has a continuing duty to report acts by others that appear to violate this Code or any other policy or procedure of the Company.

This Code, part of the Company’s employee handbook, is available through our Payroll Department. From time to time, the Code will be further explained through compliance manuals or policy memoranda.

Although the Code may appear comprehensive and complete, there may be situations in which an ethical issue is raised where the exact application of the Code is unclear. In such cases, you are encouraged to consult the CEO of the Company.

1.	Fair Dealing

The Company is committed to dealing fairly with the Company’s customers, suppliers, competitors, officers and employees. It is against Company policy to take unfair advantage of anyone through manipulation, concealment, misrepresentation or any other unfair dealing practice.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

2.	Equal Employment Policy

It is the policy of the Company to administer employment policies based on qualifications, demonstrated ability and capability without regard to sex, race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, age, record of offences, marital status, same-sex partnership status, family status, disability or any other factor prohibited by law.

3.	Harassment

It has long been and continues to be the Company’s policy that each employee is responsible for assuring that the workplace is free from harassment of any kind. Because of the Company’s strong disapproval of offensive or inappropriate behavior at work, each employee is absolutely required to avoid and refrain from any action or conduct which could reasonably be viewed as harassment or sexual harassment, including:

a)	Innuendo or taunting about a person’s sex, race, ancestry, place of origin, colour, ethnic origin, citizenship, creed, age, record of offences, marital status, same-sex partnership status, family status, disability or any other factor prohibited by law.

[GRAPHIC] Code of Business Conduct and Ethics

b)	The making of unwelcome sexual advances or physical conduct of a harassing or sexual nature such as, but not limited to, obscene, sexual or sexually suggestive teasing or the using or making of sexual or obscene slurs, threats, epithets, jokes or derogatory comments; displaying or exhibiting of obscene pictures, articles or graphic materials; and engaging in physical conduct relating to an individual’s gender.

Any employee who has a complaint of, or knowledge of, harassment of any kind at work by anyone including a supervisor, co-worker, supplier or customer, must bring the matter to the attention of a Company official at once. The employee may bring their complaint or information to their immediate supervisor or, if that supervisor is personally involved in the matter or is viewed as part of the problem, directly to their Supervisor/Plant Manager or designate.

All complaints will be promptly handled in a manner consistent with the Company’s open door policy for pursuing complaints or problems, except that special privacy safeguards will be applied in the handling of harassment complaints. In this regard, the Company will treat the matter in a confidential manner so as to protect the privacy of the complaining/informing party and the person accused of harassment to the extent reasonably possible.

The Company will retain confidential documentation of all allegations and investigations and will take appropriate corrective action to remedy all violations of this policy including corrective action measures up to, and inclusive of, discharge.

4.	Open Door Policy: Management/Employee Communications

The Company recognizes the value of easily accessible channels of communication for information, suggestions, complaints, disagreements or problems. It is the sincere wish of management that any and all problems be resolved fairly and as quickly as possible. The Company has an “open door” policy and actively encourages every employee to feel free to discuss any matter concerning his or her job with the appropriate team member.

Ideally an employee would first try and resolve the issue directly with the affected parties. If necessary, they will then approach their immediate supervisor with any suggestion, complaint or problem and attempt to resolve the matter at that level. If at that point the employee remains dissatisfied, they are encouraged to follow the ‘chain of command’ up to the CEO of the Company if necessary.

If for whatever reason an employee feels unable to follow this communication path, they may elect to approach their local Staff Association Representative (S.A.R.). Once again the S.A.R. staff will encourage them to follow the ‘chain of command’ but if the employee is uncomfortable doing so they may elect to work with the S.A.R. in a confidential manner if appropriate. The S.A.R. will then follow the ‘chain of command’ in an effort to bring a satisfactory resolution to the issue.

5.	Solicitation and Distribution

No employee shall debate, agitate or solicit (for purchases, donations, dues, organizational membership, or any other purpose) during working time.

An employee may engage in such activities only in non-work areas and only if neither the employee doing the soliciting nor the employee being solicited is on working time. “Working

[GRAPHIC] Code of Business Conduct and Ethics

time” does not include lunch or other break times. Any unauthorized interference with another employee’s work is prohibited.

In the interest of good housekeeping and safety, every employee is prohibited at all times from distributing literature such as leaflets, pamphlets, etc., in working areas without prior authorization. It is the responsibility of each employee of the Company to keep the premises clean and orderly.

Non-employees are prohibited at all times from entering onto Company property without proper advance authorization.

6.	Acceptance of Gifts

The Company prohibits employees from accepting gifts of any kind from firms or individuals with whom the Company buys or with whom the Company has a present or potential direct business relationship. The Company’s business decisions are made entirely on the basis of merit and, accordingly, any employee who receives or is offered a gift in an aggregate value of more than one hundred dollars ($100.00) must promptly inform the Supervisor/Plant Manager.

7.	Confidentiality of Information

The Company’s business, as well as information regarding any employee or person working at or previously employed by the Company, is confidential. Accordingly, no information concerning present or former employees, except so far as is necessary in the regular course of business or as otherwise required by law, may be disclosed to persons outside the Company such as but not limited to, competitors, customers, suppliers, attorneys, credit managers, investigators or the news media. Any violation of this policy may result in corrective action up to and including discharge.

Except in the performance of assigned duties, no employee shall divulge to others or use personally or for others, any confidential information obtained while employed by the Company. The only exception to this requirement is if an employee has written permission from the Company to do so.

Confidential information includes any trade secret or technical information that:

a)	is not common knowledge among competitors to whom it may be useful; or

b)	gives the Company an advantage over competition.

It is sometimes very difficult to segregate confidential information from more general knowledge. For this reason an employee is advised that the best precaution is not to divulge any information to unauthorized persons regarding the Company’s personnel, pay rates, equipment, processes, costs, suppliers, customers or other business matters.

It is required that upon termination of employment, all records and documents in the employee’s possession pertaining to the business of the Company be delivered to a representative of the Company.

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8.	Business Conduct

The following principles of business conduct are guidelines that each person associated with the Company is expected to understand and heed. As the activities of business organizations become subject to increased scrutiny and criticism by the public and the government, it is essential to ensure that every employee conducts himself/herself in a professional manner consistent with the Company’s obligations to its customers and to the general public.

a)	LOYALTY TO THE COMPANY - No individual connected with the Company should be subject to, or appear to be subject to, influences, interests or relationships that conflict with the best interests of the Company. This necessitates avoiding any activity that might compromise or appear to compromise the Company or the individual.

b)	COMPLIANCE WITH APPLICABLE LAWS - While the Company must compete vigorously to maximize profits, such competition must be in compliance with all laws, rules and regulations applicable to the Company’s activities. It is against Company policy to take any action on behalf of the Company that violates any applicable law, rule or regulation.

c)	PROPER BUSINESS JUDGMENT - Directors, officers and employees are expected to discharge their duties in good faith and with the degree of diligence, care and skill, which an ordinarily prudent person would exercise under similar circumstances in a like position.

Lack of good faith may be established if an individual acts against the best interest of the Company or if they fail to act in the Company’s best interest when there is a clear duty to do so.

9.	Conflicts of Interest

A conflict of interest exists when the duty of an individual to give undivided loyalty to the Company can be prejudiced by actual or potential personal benefit to that person from another source.

Each employee of the Company is expected to avoid any investment or association that interferes, might interfere, or might appear to interfere, with the independent exercise of judgment in the best interests of the Company. Disclosure of personal interests or other circumstances which might constitute a conflict of interest must be made promptly by the employee involved to the Supervisor/Plant Manager, who will seek to arrange for resolution in a manner best suited to the interests of the Company and the employee.

Conflicts of interest are not limited to, but may generally arise in, the following situations if the situation affects, or appears to affect, judgment or actions on behalf of, or loyalty to, the Company:

a)	When an individual affiliated with the Company or a member of that individual’s household has a significant direct or indirect financial interest in or obligation to an actual or potential competitor, supplier or customer of the Company.

b)	When a representative of the Company shares a commission with someone not affiliated with the organization and such sharing is in violation of any regulations governing such activities.

[GRAPHIC] Code of Business Conduct and Ethics

c)	When an individual affiliated with the Company conducts business on behalf of the Company with a principal officer or representative of a supplier or customer who is a relative by blood or marriage.

d)	When an individual affiliated with the Company or a member of that individual’s household accepts gifts of more than token or nominal value (one hundred dollars ($100.00)) from an actual or potential competitor, supplier or customer.

e)	When an individual affiliated with the Company misuses or discloses information obtained in the course of employment.

For the purpose of conflicts of interest, suppliers include those persons or companies such as consultants, financial institutions, salespeople and others who, at any time, may be providing or proposing to provide goods or services to the Company.

10.	Protection and Proper Use of Company Assets

Company employees, officers and directors should protect the Company’s assets and try to prevent their misuse, loss, damage, or sabotage, or theft. All Company assets should be used for legitimate business purposes. Any use of the Company’s assets that is not solely for the Company’s benefit must be approved in advance by the employee’s supervisor or plant manager.

11.	Reporting Any Illegal or Unethical Behaviour

Employees are encouraged to talk to their Supervisor/Plant Manager or other appropriate personnel about observed illegal or unethical behavior, or when in doubt about the best course of action in a particular situation. Employees and officers who are concerned that violations of the Code have occurred or may occur, or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact the CEO of the Company promptly. If they do not believe it is appropriate or are not comfortable approaching the CEO of the Company about their concerns or complaints, then they may contact the Audit Committee, c/o Michael Salamon, TD Capital Group, TD Tower, 66 Wellington St. W., 10th Floor, Toronto, Ontario Canada M5K 1A2. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

12.	No Retaliation

All concerns, questions, and complaints will be taken seriously by the Company, and resolution of issues will be sought promptly and confidentially.

This Company maintains a “no retaliation” policy, under which the Company, its directors, officers and employees must not discharge, harass, discriminate, intimidate, or otherwise act wrongfully towards any employee for raising any concern, question, or complaint in good faith.

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13.	Public Company Reporting

The Company’s filings with, and submissions to, the U.S. Securities and Exchange Commission and other public communications must be accurate and timely. The Company is committed to complying with all requirements applicable to its public disclosures to assure that the Company’s public reports are complete, fair and understandable. Company employees, officers and directors must provide complete and accurate answers to inquiries related to the Company’s public disclosure requirements. The Company has instituted disclosure controls and procedures to assure that its public disclosures are complete, accurate and understandable.

14.	Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Company’s Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder.

[GRAPHIC] Code of Business Conduct and Ethics